Exhibit 10.2

TOWER BANCORP, INC.

GRAYSTONE FINANCIAL CORP.

2007 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

FOR EMPLOYEE

THIS STOCK OPTION AGREEMENT (this “Agreement”) dated as of                     ,          (the “Date of Grant”), is delivered by Tower Bancorp, Inc. (the “Company”), a Pennsylvania bank holding company, as successor through merger to Graystone Financial Corp., to                      (the “Grantee”), who is an employee of the Company or one of its subsidiaries.

WITNESSETH:

WHEREAS, the Board of Directors of Graystone Financial Corp. adopted on March 27, 2007, with subsequent shareholder approval on May 22, 2007, the Graystone Financial Corp. 2007 Stock Incentive Plan (the “Plan”);

WHEREAS, pursuant to the merger of Graystone Financial Corp. with and into the Company, the Company assumed the Plan as of March 31, 2009 and succeeded Graystone Financial Corp. as sponsor of the Plan.

WHEREAS, the Plan permits the grant of nonqualified stock options to purchase shares of the Company’s common stock, no par value per share (“Company Stock”), to designated Employees (as defined in the Plan), in accordance with the terms and provisions of the Plan, including anti-dilution adjustments; and

WHEREAS, the Grantee has been designated pursuant to the Plan to receive a nonqualified stock option on the Date of Grant specified above; and

WHEREAS, this Agreement is intended to fulfill the requirement of the Plan that Grants (as defined in the Plan) under the Plan shall be evidenced by a written instrument.

NOW, THEREFORE, the Company intending to be legally bound, hereby agrees as follows:

1.	GRANT OF OPTION. Subject to the terms and conditions hereinafter set forth and the terms and conditions of the Plan, the Company grants to the Grantee, as of the Date of Grant, a Nonqualified Stock Option (as defined in the Plan) to purchase ( ) shares of Company Stock at a price of $ per share. Such option is hereinafter referred to as this “Option” and the price per share is referred to as the “option price.” The option price is intended to be 100% of the Fair Market Value of a share of Company Stock as of the Date of Grant, as determined in accordance with the Plan. The number of shares of Company Stock subject to this Option and the option price are subject to adjustment under circumstances set forth in the Plan.

2.	OPTION TERM AND VESTING SCHEDULE.

2.1 The term of this Option shall be ten (10) years from the Date of Grant.

2.2 Unless vested earlier, by acceleration or otherwise, this Option will vest in accordance with the following schedule:                                                                  . Notwithstanding anything to the contrary, including the foregoing vesting schedule, this Option shall vest and become 100% exercisable upon a Change of Control (as defined in the Plan) and as otherwise provided in the Plan.

3.	EXERCISE. Except as otherwise provided below, this Option may only be exercised while the Grantee is an Employee of the Company. In the event of Grantee’s termination of employment for any reason other than death, Disability or Retirement (as such terms are defined in Section 5.6.4 of the Plan) or following a Change of Control (as defined in Section 9.1 of the Plan), this Option shall be exercisable only as to those shares of Company Stock that were immediately purchasable by the Grantee at the date of termination and only for a period of three (3) months following termination; provided that in no event shall the exercise period extend beyond the expiration of the term of this Option. In the event of a termination of a Grantee’s employment due to death, Disability, Retirement or following a Change of Control, this Option shall vest and become immediately exercisable and shall thereafter be exercisable by the Grantee or the Grantee’s legal representative or beneficiaries, as applicable, for a period of two (2) years following the date of such event, provided that in no event shall the Option be exercised after the expiration of the term of this Option.

4.	METHOD OF EXERCISE.

4.1 A Grantee may exercise this Option to the extent it is then exercisable under the Plan, in whole or in part, by delivering a duly completed notice of exercise, in such form as is acceptable to the Committee (as defined in the Plan), to the Secretary or other officer of the Company designated by the Committee, with accompanying payment of the option price in cash or any other form of payment permitted pursuant to Section 5.7 of the Plan.

4.2 Unless otherwise provided by the Committee, such notice may instruct the Company to deliver shares of Company Stock due upon the exercise of this Option to a Designated Broker (as defined in the Plan) in lieu of delivery to the Grantee. The Committee may suspend the ability of a Grantee to exercise this Option through a Designated Broker at any time that the Committee, in its sole discretion, determines appropriate.

5.

NON-TRANSFERABILITY OF OPTION. The Option evidenced by this Agreement is not transferable by the Grantee other than by will or by the laws of descent and distribution or as may be otherwise permitted in accordance with the Plan. During the lifetime of the Grantee, this Option may be exercised only by the

Grantee. After the death of the Grantee, this Option may be exercised by the representatives or other person entitled to succeed to the rights of the Grantee, subject to the terms of the Option.

6.	INCORPORATION OF PLAN BY REFERENCE. This Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference and this Option shall in all respects be interpreted in accordance with the Plan. The Grantee acknowledges that he or she has received a complete copy of the Plan and has read and is familiar with its provisions. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the Company and the Grantee and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.

7.	GOVERNING LAW. Questions pertaining to construction, validity and effect of the provisions of the Plan and this Agreement and the rights of all persons hereunder and thereunder shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws principles thereof.

8.	DEFINED TERMS. A capitalized term used and not otherwise defined in this Agreement shall have the meaning provided for such term by the Plan.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Stock Option Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

ATTEST:	TOWER BANCORP, INC.

By:
(Asst) Secretary		Andrew Samuel, Chairman

Acceptance by Grantee

The undersigned Grantee, intending to be legally bound, hereby accepts and agrees to the terms and provisions of the preceding Nonqualified Stock Option Agreement and the Graystone Financial Corp. 2007 Stock Incentive Plan assumed by Tower Bancorp, Inc. The Grantee acknowledges that he or she has received a complete copy of the Plan and has read and is familiar with its provisions.

Date:
Grantee